Filed in the Office of	Business Number C7785-2003
Barbara K. Cegavske	Filing Number 20211443907
Secretary of State State Of Nevada	Filed On 5/7/2021 10:06:00 AM
	Number of Pages 3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Worksport Ltd. Entity or Nevada Business Identification Number (NVID): C7785-2003
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 05/19/2021 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* April 15, 2021
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date:

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF RIGHTS, PRIVILEGES, PREFERENCES AND RESTRICTIONS OF SERIES A PREFERRED STOCK OF WORKSPORT LTD.

Pursuant to Section 78.1955(3) of the Nevada Revised Statutes ("**NRS**"), Worksport Ltd., a Nevada (the "**Corporation**"), in accordance with the provisions of the NRS, does hereby submit the following:

WHEREAS, on August 9, 2017, the Corporation (then known as Franchise Holdings International, Inc.) filed a Certificate of Designation (the "**COD**") with the Nevada Secretary of State thereby designating 1,000,000 shares authorized preferred stock, par value $0.0001 per share (the "**Preferred Stock**"), of the Corporation as Series A Preferred Stock, par value $0.0001 per share (the "**Series A Preferred Stock**") and establishing the voting powers, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock established by a resolution of the board of directors of the Corporation (the "**Board**") pursuant to NRS 78.1955(1);

WHEREAS, on March 2, 2019, the Corporation filed an Amended and Restated COD of the Series A Preferred Stock with the Nevada Secretary of State pursuant to NRS 78.1955(3) (the "**Amended and Restated Series A COD**");

WHEREAS, pursuant to resolutions adopted on May 5, 2021 by the Board and the sole holder of the outstanding 10,000 shares of Series A Preferred Stock pursuant to NRS 78.1955(3), the Corporation is filing this Amendment to the Amended and Restated Series A COD (the "**Amendment**") to (i) reduce the number of authorized Series A Preferred Stock from 1,000,000 to 100 shares; and (ii) eliminating the holder's right to convert such holder's shares of Series A Preferred Stock into common stock, par value $0.0001 (the "**Common Stock**"), of the Corporation.

NOW, THEREFORE, BE IT:

RESOLVED, that Section 1.0 (Designation and Rank) of the Amended and Restated Series A COD is hereby amended and restated in its entirety as follows:

> *There shall be a series of Preferred Stock that shall be designated as "Series A Preferred Stock" (the "**Series A Preferred Stock**") and the number of shares constituting such series shall be One Hundred (100). The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.*

; and be it further

RESOLVED, that Section 3.0 (Conversion into Common Stock) of the Amended and Restated Series A COD is hereby amended and restated in its entirety as follows;

> *The Series A Preferred Stock is not convertible into any other securities of the Corporation, including, but not limited, the Common Stock of the Corporation.*

; and be it further

RESOLVED, that the voting powers, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock established in the Amended and Restated Series A COD not otherwise amended by the foregoing resolutions shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Series A Certificate of Designation of the Series A Preferred Stock of the Corporation is executed on behalf of the Corporation by its Chief Executive Officer and President this 5th day of May 2021.

WORKSPORT LTD.

By: *<u>/s/ Steven Rossi</u>*
Steven Rossi
Chief Executive Officer and President